Exhibit 10.31



                             April 29, 1996




Mr. N. Bruce Ashby
11326 Bright Pond Lane
Reston, Virginia 20194

Dear Mr. Asbhy:

     This letter, when countersigned by you, will constitute an agreement between you and USAir, Inc. ("USAir") concerning supplemental retirement benefits to be paid to you upon your retirement from USAir. This agreement has been approved by the Board of Directors at its meeting on May 21, 1996. USAir hereby agrees with you as follows:

     1. In consideration for your future services between the date of this letter and the time of your retirement, USAir will pay to you a supplemental pension benefit equal to the pension benefit calculated under the benefit formula set forth in the Retirement Plan for Certain Employees of USAir, Inc. (the "Retirement Plan") assuming (i) that the Retirement Plan had not been frozen in 1991, (ii) final average earnings under the Retirement Plan in an amount based on your actual base salary plus an assumed bonus in the target amount of 30% of your base salary,
(iii) no amendments to the Retirement Plan after the date hereof, and (iv) credited service under the Retirement Plan using "deemed credited service" determined at the rate of one year of credited service for each actual year of credited service with USAir up to a maximum of 10 years of credited service; provided, however, that the supplemental pension benefit is subject to the following limitation. In the event that all pension benefits payable to you in the aggregate under any pension plan maintained by USAir for the purpose of providing retirement income, whether tax-qualified or non-tax-qualified (and including the supplemental pension benefit provided hereunder), exceed in the aggregate the benefit which would have been payable to you under the benefit formula set forth in the Retirement Plan assuming (i) that the Retirement Plan had not been frozen in 1991, (ii) final average earnings under the Retirement Plan in an amount based on your actual base salary plus an assumed bonus in the target amount of 30% of your base salary,
(iii) no amendments to the Retirement Plan after the date hereof, and (iv) 30 years of credited service under the Retirement Plan, then the supplemental pension benefit payable hereunder shall be reduced, but not below zero, until such aggregate limitation is no longer exceeded. You will become immediately vested in your accrued supplemental pension benefit as each full year of credited service is completed.





     2. For purposes of calculating the supplemental pension benefit under paragraph 1 above, the following rules will apply:

     (a) In determining the amount of the pension benefit calculated under the benefit formula set forth in the Retirement Plan it shall be assumed that the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, are not applicable.

     (b) In determining the amount of the pension benefit payable in the aggregate under any defined contribution pension plans, the benefit shall only be included to the extent that it is attributable to contributions made by USAir (including earnings attributable to such contributions) and any portion of the benefit payable under such defined contribution pension plans attributable to your own contributions (including earnings attributable to such contributions) shall be excluded.

     (c) In determining the amount of the pension benefit payable under any defined contribution pension plans, any benefit payable in the form of a lump sum, shall be converted to a single life annuity for purposes of calculating the benefit payable thereunder.

     (d) In determining the amount of your supplemental benefit hereunder, the reduction factors, actuarial assumptions, definitions, administrative provisions and other applicable provisions of the Retirement Plan will control.

     3. The amount of supplemental pension benefit calculated pursuant to paragraph 1 will be payable in the event of your normal retirement from USAir at age 65. You may elect to receive early retirement benefits under this agreement at any time after termination of your employment with USAir and upon your attainment of age 55. In the event of your early retirement from USAir, the supplemental pension benefit calculated pursuant to paragraph 1 will be reduced for early commencement in accordance with the early retirement reduction factors set forth in the Retirement Plan.

     4. You may elect to receive your supplemental pension benefit in any of the following payment forms:

     (a) an annuity (single life or joint and survivor) payable from the general assets of USAir;


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     (b) any one of the optional payment forms provided for
         under the terms of the Retirement Plan; or

     (c)  a single lump sum payment.

In the event that you select an option other than option (a), the cost of providing such optional payment form must be cost-neutral to USAir to providing payment option (a) and actuarial equivalencies will be determined in accordance with the terms of the Retirement Plan, or if no such provision is included in the Retirement Plan, determined at USAir's sole discretion.

     5. In the event of your death prior to the payment of your supplemental pension benefit, your surviving spouse will be entitled to a benefit hereunder equal to 50 percent of the benefit which would have been payable had you retired and commenced benefits on the day before your death. In the event of your death prior to the payment of your supplemental pension benefit and you have no surviving spouse, USAir will have no payment obligation under this agreement. In the event of your death after the commencement of benefits hereunder, a death benefit will be payable only if applicable pursuant to the payment form elected under paragraph 4.

     6. Notwithstanding anything in this agreement to the contrary, your supplemental pension benefit will immediately vest and you will be entitled to a benefit under paragraph 1 assuming 10 years of deemed credited service if you resign for "good reason" or your employment is terminated after a "change-of-control." For purposes of this paragraph the terms "good reason" and "change-of-control" shall have the definitions set forth in the severance agreement between you and USAir dated April 29, 1996.

     7. Your benefits hereunder shall be accrued, but unfunded and unsecured.

8. This letter may be amended or supplemented at the request of either party hereto to clarify its application with respect to any future pension plan which USAir may adopt replacing or supplementing its existing plans. Any such amendment or supplement will be prepared on the basis of the intent of the parties that USAir is seeking to provide you with supplemental pension benefits as determined in paragraph 1 above.


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     If you concur in the foregoing, please indicate your
agreement by signing a copy of this letter in the space provided below.


                             US AIR, INC.


                             /s/ Michelle V. Bryan
                             -------------------------
                             Michelle V. Bryan
                             Vice President, Deputy General
                             Counsel and Secretary


Agreed:

/s/ N. Bruce Ashby
---------------------------
N. Bruce Ashby









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